Exhibit 99

       Marine Products Corporation Reports Record First Quarter Results

      - Net sales for the quarter increased 23.4 percent over prior year
 - Earnings per share for the quarter increased 31.3 percent over prior year

    ATLANTA, April 28 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) announced its unaudited results for the quarter ended March 31, 2004. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, and Signature Cruisers, and outboard sport fishing boats by Robalo.
    For the quarter ended March 31, 2004, Marine Products generated net sales of $61,830,000, the highest first quarter net sales in its history, and a 23.4 percent increase compared to $50,107,000 last year. The increase in net sales was due to a 15.1 percent increase in the average sales price per boat, a 6.3 percent increase in the number of boats sold, and an increase in parts and accessories sales. The increase in average sales prices per boat was due to a favorable model mix, highlighted by volume increases in cruisers, sales of larger sportboats, and increases in sales of sport fishing boats. Gross profit for the quarter was $15,723,000, or 25.4 percent of net sales, compared to $12,092,000, or 24.1 percent of net sales, in the prior year. The increase in gross profit as a percentage of net sales was due to higher production volumes and the increase in the average sales price per boat.
    Operating income for the quarter was $8,564,000, a 33.0 percent increase compared to the first quarter last year due to higher gross profit, partially offset by higher selling, general and administrative expenses. The increases in selling, general and administrative expenses included costs that vary with sales and profitability, such as warranty expense, sales commissions and other incentive compensation, and increased expenses associated with our continued growth in sales and our expanded customer service efforts.
    Net income for the quarter ended March 31, 2004 was $5,646,000, a 34.6 percent increase compared to $4,194,000 in the prior year. Net income increased due to higher operating income and a lower effective income tax rate. The effective tax rate during the first quarter was 35 percent compared to an effective tax rate of 36 percent in the prior year. The effective tax rate change increased net income by $87,000, which is less than $0.01 per diluted share. Diluted earnings per share for the quarter were $0.21, a 31.3 percent increase compared to $0.16 diluted earnings per share in 2003.
    Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "The first quarter of 2004 continued the positive momentum from 2003. The winter boat show season was stronger than last year, which has increased our sales and reduced field inventories. In fact, our field inventories are down eight percent at the end of the first quarter of 2004 compared to the prior year. Our average unit sales price per boat rose by 15 percent during the quarter, driven by higher unit sales volumes in the cruiser, large sportboat and sport fishing boat product lines. Robalo continues to grow and positively contribute to our bottom line.
    "As we have discussed, we believe that customer service is a key to our future growth. Our past success has also created a large population of existing boat owners who require support as well. For this reason, we are continuing to make investments in customer service, and we believe it will provide a great deal of future benefit to the Company."
    Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.
    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to take advantage of market opportunities, sustain our market share, build long-term shareholder value, and improve and expand the Robalo dealer network. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, increased interest rates, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2003.

     For information contact:
     BEN M. PALMER                           JIM LANDERS
     Chief Financial Officer                 Corporate Finance
     404.321.7910                            404.321.2162
     irdept@marineproductscorp.com


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME  (In thousands except per share data)
    Periods ended March 31, (Unaudited)       First Quarter
                                                                    % BETTER
                                              2004       2003        (WORSE)

    Net Sales                               $61,830    $50,107         23.4  %
    Cost of Goods Sold                       46,107     38,015        (21.3)
    Gross Profit                             15,723     12,092         30.0
    Selling, General and Administrative
     Expenses                                 7,159      5,652        (26.7)
    Operating Income                          8,564      6,440         33.0
    Interest Income                             122        113          8.0
    Income Before Income Taxes                8,686      6,553         32.5
    Income Tax Provision                      3,040      2,359        (28.9)
    NET INCOME                               $5,646     $4,194         34.6  %

    EARNINGS PER SHARE
       Basic                                  $0.22      $0.17         29.4  %
       Diluted                                $0.21      $0.16         31.3  %

    AVERAGE SHARES OUTSTANDING
       Basic                                 25,493     25,393
       Diluted                               27,106     26,836


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED BALANCE SHEETS
    At March 31, (Unaudited)                            (in thousands)
                                                    2004              2003
    ASSETS
    Cash and cash equivalents                      $32,933           $20,647
    Marketable securities                            3,735             6,336
    Accounts receivable, net                         8,045             4,209
    Inventories                                     19,678            17,774
    Income taxes receivable                             65             -
    Deferred income taxes                            2,519             2,797
    Prepaid expenses and other current
     assets                                          1,136             1,266
      Total current assets                          68,111            53,029
    Property, plant and equipment, net              18,197            16,772
    Intangibles, net                                 3,808             3,848
    Marketable securities                            5,433             3,707
    Other assets                                     2,024               928
      Total assets                                 $97,573           $78,284

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                                $6,883            $3,965
    Income taxes payable                             -                 2,987
    Other accrued expenses                          11,363             9,139
      Total current liabilities                     18,246            16,091
    Pension liabilities                              2,023               722
    Deferred taxes                                   1,091               813
    Other long-term liabilities                      1,579               973
      Total liabilities                             22,939            18,599
    Common stock                                     2,579             2,565
    Capital in excess of par value                  35,711            36,760
    Retained earnings                               37,023            20,583
    Accumulated other comprehensive
     (loss) income                                    (476)               85
    Deferred compensation                             (203)             (308)
      Total stockholders' equity                    74,634            59,685
      Total liabilities and stockholders'
       equity                                      $97,573           $78,284

    Certain prior year balances have been reclassified to conform with the current year presentation.


    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

    THREE MONTHS ENDED MARCH 31, (Unaudited)
    (In Thousands)
                                                     2004              2003

    Operating Activities:
       Net income                                   $5,646            $4,194
          Depreciation and amortization                589               571
          Other non-cash charges
           (credits) to earnings                      (341)             (168)
          Other net changes in operating
           activities                                4,640             4,492
            Net cash provided by
             operating activities                   10,534             9,089

    Investing Activities:
      Capital expenditures                            (989)           (1,091)
      Other investing activities                    (1,819)           (3,281)
           Net cash used for investing
            activities                              (2,808)           (4,372)

    Financing Activities:
      Payment of dividends                          (1,032)             (684)
      Cash paid for common stock
       purchased and retired                          (169)             (812)
      Other financing activities                       164               146
           Net cash used for financing
            activities                              (1,037)           (1,350)

      Net increase in cash and cash
       equivalents                                   6,689             3,367
      Cash and cash equivalents at
       beginning of period                          26,244            17,280
      Cash and cash equivalents at end of
       period                                      $32,933           $20,647

SOURCE  Marine Products Corporation
    -0-                             04/28/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or irdept@marineproductscorp.com, or Jim Landers, Corporate Finance,
+1-404-321-2162, both of Marine Products Corporation/
    /Web site:  http://www.marineproductscorp.com /
    (MPX)

CO:  Marine Products Corporation
ST:  Georgia
IN:  MAR
SU:  ERN